UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 23, 2011

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Peachtree St., N.E., Atlanta, Georgia	30308
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 588-7711

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 23, 2011, SunTrust Banks, Inc. (the “Company”) issued a news release announcing the expiration of its previously announced consent solicitation (the “Consent Solicitation”) requesting consents from holders of record at 5:00 p.m., New York City time, on September 9, 2011 of the Company’s 6% Subordinated Notes due 2026 (the “Notes”) to terminate each of four replacement capital covenants (collectively, the “Replacement Capital Covenants”) executed by the Company in connection with the offerings of the following hybrid securities:

•	the Company’s Series A Preferred Stock;
•	the 5.853% Fixed-to-Floating Rate Normal Preferred Purchase Securities of SunTrust Preferred Capital I;
•	the 6.100% Trust Preferred Securities of SunTrust Capital VIII; and
•	the 7.875% Trust Preferred Securities of SunTrust Capital IX.

As a result of the Consent Solicitation, holders of a majority in principal amount of the Notes consented to the termination of the Replacement Capital Covenants, and the termination of the Replacement Capital Covenants was effective as of September 23, 2011. A copy of the news release is attached hereto as Exhibit 99.1. A copy of the Termination acknowledging the termination of the Replacement Capital Covenants is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	News Release dated September 23, 2011.

99.2	Termination of Replacement Capital Covenants, dated September 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNTRUST BANKS, INC.

Date: September 23, 2011	By:	/s/ David A. Wisniewski
David A. Wisniewski Group Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	News Release dated September 23, 2011.

99.2	Termination of Replacement Capital Covenants, dated September 23, 2011.